Exhibit 2.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

Dated as of September 18, 2008

by and among

BASIN WATER, INC.,

SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.,

SHAW ENVIRONMENTAL, INC.

and

ENVIROGEN, INC.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS

I. PURCHASE OF ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES	1

1.1. The Transaction	1
1.2. Acquired Assets	1
1.3. Excluded Assets	3
1.4. Assumption of Liabilities	4
1.5. Excluded Liabilities	4
1.6. Purchase Price	4
1.7. Payment of Purchase Price	4
1.8. Work in Process Adjustment Procedure.	5
1.9. Allocation of Purchase Price	6

II. CLOSING	7

2.1. Closing	7
2.2. Deliveries by the Sellers	7
2.3. Deliveries by the Purchaser	9
2.4. Third Party Consents	9

III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	10

3.1. Organization	10
3.2. Qualification	10
3.3. Intentionally omitted.	10
3.4. Authority and Enforceability	10
3.5. No Conflict or Violation	10
3.6. Financial Statements.	11
3.7. No Undisclosed Liabilities	11
3.8. Absence of Certain Changes	11
3.9. Acquired Assets.	12
3.10. Real Property.	12
3.11. Tax Matters	13
3.12. Contracts.	13
3.13. Litigation or Proceedings.	14
3.14. Intellectual Property.	15
3.15. Compliance with Laws	16
3.16. Environmental Matters.	16
3.17. Employee Benefits Matters.	16
3.18. Certain Transactions	17
3.19. Accounting Practices	17
3.20. Insurance	17
3.21. Product and Service Warranties	17
3.22. Brokers	17
3.23. Suppliers and Projects.	17
3.24. Employment Matters.	18

-i-

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.25. Full Disclosure	18
3.26. No Other Representations or Warranties	18

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	19

4.1. Corporate Organization	19
4.2. Authorization of Agreement; No Violation	19
4.3. Litigation	19
4.4. Brokers	19
4.5. Financing	19

V. COVENANTS AND OTHER AGREEMENTS	20

5.1. Tax Matters.	20
5.2. Bulk Transfer Laws	20
5.3. Non-Competition; Non-Solicitation.	20
5.4. Transition	23
5.5. Employee Matters.	23
5.6. Notice of Developments	23
5.7. Preparation of Financial Statements	24
5.8. Excluded Intellectual Property	24
5.9. Subcontracting Arrangements	24
5.10. Further Assurances	24
5.11. Conflicts with Customer Consents	25

VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	25

6.1. Survival of Representations and Warranties	25
6.2. Indemnification.	25
6.3. Limitations on Indemnification Obligations.	27
6.4. Tax Treatment of Indemnity Payments	27
6.5. Exclusive Remedies	27

VII. DEFINITIONS	28

7.1. Definitions	28

VIII. OTHER PROVISIONS	31

8.1. Expenses	31
8.2. Press Releases and Announcements	31
8.3. Severability	32
8.4. Notices	32
8.5. Headings	33
8.6. Entire Agreement	33
8.7. Counterparts	33
8.8. GOVERNING LAW	33

-ii-

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.9. [INTENTIONALLY OMITTED].	33
8.10. Waivers	33
8.11. Binding Effect	33
8.12. Assignment	34
8.13. No Third Party Beneficiaries	34
8.14. Amendment; Waivers; Remedies	34
8.15. Confidentiality	34

-iii-

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of this 18th day of September, 2008 is made and entered into by and among Shaw Environmental & Infrastructure, Inc., a Louisiana corporation (“Shaw E&I”), Shaw Environmental, Inc., a Louisiana corporation (“Shaw Environmental”), Envirogen, Inc., a Delaware corporation (“Envirogen,” and, together with Shaw E&I and Shaw Environmental, the “Sellers”), and Basin Water, Inc., a Delaware corporation (the “Purchaser”). Each of the Sellers on one hand and the Purchaser on the other hand are sometimes referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Section 7.1.

WHEREAS, the Sellers are engaged in the business of designing, manufacturing, fabricating, and installing Bioreactors for (a) the treatment of contaminated groundwater in industrial, municipal or federal applications whereby the treated groundwater is re-injected, discharged under a National Pollution Discharge Elimination System permit, used for “reuse water applications” or supplied to potable water distributors; (b) for the treatment of wastewater in industrial, municipal or federal applications; and (c) for the treatment of air in industrial, municipal or federal applications for odor control or contaminant removal (the “Business”);

WHEREAS, the Sellers desire to sell and the Purchaser desires to purchase substantially all of the assets of the Business, subject to the Purchaser’s assumption of certain Liabilities, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in order to induce the Purchaser to enter into this Agreement, the Sellers have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

I. PURCHASE OF ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES

1.1. The Transaction. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase, at the Closing (as defined in Section 2.1), all of the Sellers’ right, title and interest in and to the Acquired Assets (as defined in Section 1.2), free and clear of all Liens (other than Permitted Encumbrances).

1.2. Acquired Assets. The term “Acquired Assets” means all of the assets of the Business (other than the Excluded Assets) in which the Sellers have rights, title or interests, including, without limitation, the following:

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) all former, current and prospective customer and supplier lists and names (in whatever form or medium) and all other mailing lists, customer records, vendor files and rental list history related to the Business;

(b) all Intellectual Property used solely in connection with the Business, including, without limitation any Intellectual Property listed on Schedule 1.2(b), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions (collectively, the “Acquired Intellectual Property”);

(c) all of the rights of the Sellers under the contracts and agreements set forth on Schedule 1.2(c) (the “Assumed Contracts”);

(d) all books and records of the Sellers solely relating to the Business, including, without limitation, shipping records, operating data and records, sale and purchase correspondence and files (in whatever form or medium), biofilter and bioreactor design records, general layout drawings, pro formas, discount cash flows and risk analyses relating to project records related to the Assumed Contracts;

(e) all rights of the Sellers in and to products sold and services provided in connection with the Business prior to the Closing Date (as defined in Section 2.1), including, but not limited to, work-in-process, inventory and products hereafter returned;

(f) all rights of the Sellers in and to all open purchase orders of the Business as of the Closing Date as set forth on Schedule 1.2(f);

(g) all goodwill and similar intangible property of the Sellers relating to the Acquired Assets and the Business (except those relating to the Excluded Assets);

(h) all credits, prepaid expenses, advance payments, security deposits and prepaid items solely relating to the Business, except those relating to Excluded Assets;

(i) all computer hardware and software used solely in the Business, including without limitation the computer hardware and software listed on Schedule 1.2(i), and all user’s manuals, training manuals, sales programs, literature and other system and operations documentation relating to such hardware and software in any format;

(j) all licensed computer software listed on Schedule 1.2(j) (the “Licensed Computer Software”) and all user’s manuals, training manuals, sales programs, literature and other system and operations documentation relating to such software in any format;

(k) all guaranties, warranties, indemnities and similar rights in favor of the Sellers with respect to any Acquired Asset;

(l) all telephone numbers used in or related to the Business as listed on Schedule 1.2(l);

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(m) all internet domain names used in or related to the Business, as listed on Schedule 1.2(m);

(n) the assets set forth on Schedule 1.2(n); and

(o) all unbilled accounts receivable (cost and earnings in excess of billings) of the Sellers related to the Business as of the Closing Date as set forth in Schedule 1.8 (the “Acquired Accounts Receivables”).

1.3. Excluded Assets. The term “Excluded Assets” means:

(a) all cash and cash equivalents of the Sellers as of the Closing Date;

(b) except for the Acquired Accounts Receivables, all accounts receivable of the Sellers as of the Closing Date;

(c) all intercompany receivables and payables of the Sellers;

(d) all rights or interests in and with respect to any Employee Benefit Plan;

(e) all insurance policies of the Sellers, and all rights thereunder;

(f) except as set forth on Schedule 1.2(c), all rights of the Sellers under all contracts, agreements, licenses, leases and other agreements, including, without limitation, under any indentures, mortgages, lines of credit, instruments, security interests, guaranties, capital leases or other similar arrangements constituting Indebtedness (as defined in Section 7.1), and rights thereunder, of the Sellers, including without limitation the contracts, agreements, licenses, leases and other agreements listed on Schedule 1.3(j); and

(g) all rights to tax refunds in respect of the periods preceding the Closing;

(h) all computer software and websites, owned by or licensed to Sellers or their affiliates, other than software and websites described in Section 1.2;

(i) except for the Acquired Intellectual Property, all Intellectual Property of the Sellers, including without limitation the Intellectual Property listed on Schedule 1.3(i);

(j) all of the rights of the Sellers under the contracts and agreements set forth on Schedule 1.3(j); and

(k) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, original tax returns and other documents relating to the organization, maintenance and existence of the Sellers as corporations.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Purchaser will assume and satisfy or perform when due only the following Liabilities of the Sellers relating to the Acquired Assets (the “Assumed Liabilities”) but no others:

(a) Liabilities of the Sellers under the Assumed Contracts arising after the Closing Date, other than Liabilities arising from any breach or default under such Assumed Contracts occurring prior to the Closing Date.

(b) Liabilities arising out of the operation of the Business and ownership of the Acquired Assets and occurring or accruing after the Closing Date, including Liabilities under open purchase orders set forth on Schedule 1.2(f), accrued costs in respect of periods ending on the Closing Date set forth on Schedule 1.8 and warranty obligations related to the Assumed Contracts arising on or after the Closing Date.

1.5. Excluded Liabilities. Except with respect to the Assumed Liabilities specified in Section 1.4 and regardless of any disclosure to the Purchaser, the Purchaser shall not assume any Liabilities of the Sellers. Without limiting the generality of the foregoing sentence, (i) the Purchaser shall not assume Liabilities relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing, and (ii) the Purchaser shall not assume any Liabilities arising out of or otherwise in respect of any Employee Benefit Plan, any programs or arrangements that pay bonus, severance, change of control or similar payments, health care continuation coverage and any employment action or practice of the Sellers in connection with persons previously employed, employed or seeking to be employed by the Sellers, whether incurred prior to, on or after the Closing Date (collectively, the “Excluded Liabilities”). The Sellers shall retain responsibility for all of the Excluded Liabilities and any notices required under Sellers’ Employee Benefit Plans.

1.6. Purchase Price. The consideration for the Acquired Assets shall be an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), which amount shall be subject to adjustment by the amount of the Updated WIP Adjustment pursuant to Section 1.8 below (the “Purchase Price”), and other good and valuable consideration as set forth in this Agreement, including without limitation the terms of the Settlement Agreement set forth as Exhibit G attached hereto.

1.7. Payment of Purchase Price. At the Closing, the Purchase Price shall be paid as follows:

(a) that amount, if any, of the Purchase Price necessary to be paid to applicable lenders and other creditors of the Sellers to pay off Indebtedness or obtain clear title to the Acquired Assets, shall be paid to such lenders and other creditors in accordance with the payoff letters provided by such creditors;

(b) and the balance of the Purchase Price, if any, shall be paid to the Sellers, to an account designated in writing to the Purchaser by the Sellers prior to the Closing Date by wire transfer or other immediately available funds.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.8.	Work in Process Adjustment Procedure.

(a) Schedule 1.8 sets forth a list of projects related to the Business that are being transferred by Sellers to Purchaser as of the Closing Date (each a “Project”, and collectively, the “Projects”), together with (with respect to each Project) a good faith estimate of (i) the percentage of completion, earned revenues, and costs incurred as of the Closing Date, all determined and compiled on an accrual basis in accordance with GAAP, applied in a manner consistent with Sellers’ past practices, and (ii) the billings submitted through the Closing Date, and (iii) the costs accrued in connection with (i) above in respect of periods ending on the Closing Date. For each Project, the work in process adjustment as reflected on Schedule 1.8 will be the net result of:

(A) Revenue earned and recorded as of the Closing Date

(B) Less billings submitted through the Closing Date

(C) Less costs accrued in connection with (i) above in respect of periods ending on the Closing Date.

The sum of the work in process adjustments for the Projects will be an adjustment to the Purchase Price. Therefore, if the work in process adjustment total is greater than zero ($0), then the Purchase Price will be increased by such amount, and if the work in process adjustment total less than zero ($0), then the Purchase Price will be decreased by such amount. As set forth on Schedule 1.8, after taking into consideration all Projects, Sellers estimate as of the Closing Date in good faith that the net adjustment to the Purchase Price will be a decrease to the Purchase Price in the amount of [*******] (the “Estimated WIP Adjustment”).

(b) Intentionally omitted.

(c) Within thirty (30) days after Closing, Sellers will close its books relating to the Projects and will prepare and furnish to Purchasers an updated and proposed final list of actual earned revenues, incurred costs and amounts invoiced related to each Project as of the Closing Date (the “Updated Project List”), all determined and compiled on an accrual basis in accordance with GAAP applied in a manner consistent with Sellers’ past practices. Together with the Updated Project List, Sellers shall calculate any adjustments to the Estimated WIP Adjustment that are required based on the Updated Project List (the “Updated WIP Adjustment”). The Purchaser shall have the opportunity to examine the work papers, schedules and other documents prepared, referenced or relied upon by the Sellers in connection with the preparation of the Updated Project List and Updated WIP Adjustment. The Updated Project List and Updated WIP Adjustment shall be final and binding on the parties unless, within ten (10) days after delivery to the Purchaser, written notice is given to the Sellers of its objection setting forth in reasonable detail the basis for such objection.

(d) If the parties are unable to reach agreement within 20 days after the notice of objection has been given, the dispute shall be referred for resolution to Grant Thornton

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

or, if Grant Thornton is unavailable or unwilling to act in such capacity, another public accounting firm acceptable to all Parties (the “Firm”) as promptly as practicable. The Firm will make a determination as to only the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Firm, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto. The Firm will consider only those items and amounts set forth in the notice of objection that the parties are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The scope of the disputes to be arbitrated by the Firm is limited to whether the preparation of the Updated Project List and the calculation of Updated WIP Adjustment were done in a manner consistent with this Agreement and GAAP and whether there were mathematical errors in the preparation of the Updated Project List and the calculation of Updated WIP Adjustment, and the Firm is not to make any other determination. In connection with their determination of the disputed items, the Firm will be entitled to rely on the workpapers, schedules and other documents prepared, referenced or relied on by the Sellers and the Purchasers in connection with the preparation of the Updated Project List and Updated WIP Adjustment. The fees and expenses of the Firm will be paid by Sellers, on the one hand, or the Purchaser, on the other hand, in inverse proportion as they may prevail on matters resolved by the Firm, which proportionate allocation shall be determined by the Firm in accordance with the percentage of the total aggregate amount resolved in favor of Sellers, on the one hand, or the Purchaser, on the other hand. Each of the Parties will use commercially reasonable efforts to cause the Firm to render its decision as soon as reasonably practicable, including, without limitation, by promptly complying with all reasonable requests by the Firm for information, books, records and similar items. The date on which the Updated WIP Adjustment is finally determined pursuant to this Section 1.8(d) shall be hereinafter referred to as the “Settlement Date.”

(e) After the final determination of the Updated Project List and Updated WIP Adjustment, (x) in the event the Updated WIP Adjustment is less than the Estimated WIP Adjustment, then the Sellers shall within three business days after the Settlement Date pay to the Purchaser the amount of such deficiency on a dollar for dollar basis, and (y) in the event the Updated WIP Adjustment is more than the Estimated WIP Adjustment, then the Purchaser shall within three business days after the Settlement Date pay to Sellers an amount equal to such surplus on a dollar for dollar basis. Any payment required pursuant to this Section 1.8(e) shall be made by wire transfer of immediately available funds, as directed by the recipient in writing. In the event that the payment required by this Section 1.8(e) is not made by the appropriate party within three business days of the Settlement Date, such payment shall accrue interest thereon from the Settlement Date to the payment date at the rate of [*********] per month or the maximum rate permissible by law.

1.9. Allocation of Purchase Price. The Purchaser and the Sellers shall use commercially reasonable efforts to agree upon the allocation of the Purchase Price and the Assumed Liabilities to the Acquired Assets as soon as practicable following the Closing (the “Allocation”). The Purchaser and the Sellers acknowledge that the Allocation shall be

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

determined pursuant to arms’ length bargaining between the parties regarding the fair market values of the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The parties shall report the sale and purchase of the Acquired Assets on all tax returns and tax forms (including, without limitation, Form 8594 of the Internal Revenue Service) in a manner consistent with such Allocation and shall not, in connection with the filing of such returns or forms or in any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return, make any Allocation of the Purchase Price and the Assumed Liabilities or take any position which is inconsistent with the Allocation. The parties agree to consult with one another with respect to any examination, claim for refund or any contest (administrative or judicial) of any adjustment to any return relating to the Allocation.

II. CLOSING

2.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 by 5:00 p.m., local time, on or before September 30, 2008, or at such other location, time or date as the Purchaser and the Sellers may mutually agree (the “Closing Date”). The parties agree that no closing meeting will be held, but that the Closing shall occur by telephone, electronic mail, facsimile or other electronic transmission of documents, followed by overnight delivery of originally executed transaction documents.

2.2. Deliveries by the Sellers. At the Closing, in addition to any other documents or agreements required under this Agreement, the Sellers shall deliver to the Purchaser the following:

(a) Consents and Approvals. The Sellers shall deliver all consents, authorization and approvals under all Laws of any Person required to be obtained by them in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including those set forth on Schedule 2.2(a) and shall provide such other documents as the Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

(b) Secretary’s Certificate. The Sellers shall deliver a certificate of the Secretary of each of the Sellers dated as of the Closing Date that (i) certifies as to the incumbency of the officers of each of the Sellers executing the documents delivered in connection with the transactions contemplated by this Agreement; (ii) attaches copies of the resolutions of the Board of Directors of each of the Sellers authorizing the transactions contemplated by this Agreement and (iii) attaches a good standing certificate of each of the Sellers as of the most recent practicable date from the Secretary of State of each of the following States: with respect to each of Shaw E&I and Shaw Environmental: Arizona, Arkansas, California, Florida, Georgia, Louisiana, Massachusetts, Michigan, Nevada, New Jersey, North Carolina, Pennsylvania, Texas and Wisconsin; and with respect to Envirogen: Delaware.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c) FIRPTA Certificate. The Sellers shall deliver a certificate, duly completed and executed by each of the Sellers pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(d) Bill of Sale and Assignment Agreement. Each of the Sellers shall execute and deliver to the Purchaser the Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment Agreement”).

(e) Trademark Assignment Agreement. Each of the Sellers shall execute and deliver to the Purchaser the Trademark Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Trademark Assignment Agreement”).

(f) Patent Assignment Agreement. Each of the Sellers shall execute and deliver to the Purchaser the Patent Assignment Agreement substantially in the form attached hereto as Exhibit D (the “Patent Assignment Agreement”).

(g) Real Estate Subleases. The applicable Seller or Seller affiliate shall execute and deliver to the Purchaser the Subleases substantially in the form attached hereto as Exhibit E (the “Subleases”).

(h) Transition Services Agreement. Each of the Sellers shall execute and deliver to the Purchaser a transition services agreement substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”).

(i) Settlement Agreement. Each of Shaw E&I and Shaw Environmental shall execute and deliver to the Purchaser a settlement agreement substantially in the form attached hereto as Exhibit G (the “Settlement Agreement”).

(j) Biological Materials Sales Agreement. Each of the Sellers shall execute and deliver to the Purchaser a biological materials sales agreement, substantially in the form attached hereto as Exhibit H (the “Biological Materials Sales Agreement”).

(k) Transfer Documents. The Sellers shall deliver to the Purchaser at the Closing all documents, certificates and agreements necessary to transfer to the Purchaser good and marketable title to the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances).

(l) Opinion of Counsel. The Purchaser shall receive from Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P., counsel to the Sellers, an opinion substantially in the form attached hereto as Exhibit I and dated as of the Closing Date.

(m) Seconding Agreement. Each of the Sellers shall execute and deliver to the Purchaser a seconding agreement, substantially in the form attached hereto as Exhibit J (the “Seconding Agreement”).

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.3. Deliveries by the Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, the Purchaser shall deliver to the Sellers the following:

(a) The payment of the Purchase Price pursuant to Section 1.7.

(b) Secretary’s Certificate. The Sellers shall receive a certificate of the Secretary of the Purchaser dated as of the Closing Date and certifying as to the incumbency of the officers of the Purchaser executing the documents delivered in connection with the transactions contemplated by this Agreement.

(c) Real Estate Subleases. The Purchaser shall execute and deliver to the Sellers the Subleases.

(d) Transition Services Agreement. The Purchaser shall execute and deliver to the Sellers the Transition Services Agreement.

(e) Settlement Agreement. The Purchaser shall execute and deliver to the Sellers the Settlement Agreement.

(f) Biological Materials Sales Agreement. The Purchaser shall execute and deliver to the Sellers the Biological Materials Sales Agreement.

(g) Seconding Agreement. The Purchaser shall execute and deliver to the Sellers the Seconding Agreement.

(h) Assumption Agreement. The Purchaser shall deliver to the Sellers (i) an assumption agreement relating to the Assumed Liabilities substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”); and (ii) such other documents as the Sellers or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

2.4. Third Party Consents. To the extent that the Sellers’ rights under any agreement, contract, commitment, lease, permit or other asset to be assigned to the Purchaser under this Agreement may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under the asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Sellers, to the maximum extent permitted by Law, shall act after the Closing as the Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser, and to the extent the Purchaser receives such benefits, the Purchaser shall be responsible for the performance of Sellers’ obligations thereunder. Nothing in this Section 2.4 shall be deemed a

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

waiver by the Purchaser of its right to have received on or before the Closing an effective assignment of all of the Acquired Assets nor shall this Section 2.4 be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.2.

III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

3.1. Organization. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the Laws of its respective State of incorporation and has the corporate power and authority to carry on the Business as now being conducted and to own and operate the Acquired Assets. Each of the Sellers has delivered to the Purchaser a complete and correct copy of its respective Certificate of Incorporation and By-Laws, in each case, as amended and in effect on the date hereof. None of the Sellers is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

3.2. Qualification. Each of the Sellers is duly licensed or qualified to do business relating to the Business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.2, which such jurisdictions are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by any of the Sellers in connection with the Business makes such qualification or licensing necessary.

3.3. Intentionally omitted.

3.4. Authority and Enforceability. Each of the Sellers has the power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by each of the Sellers pursuant to the provisions of this Agreement have been duly authorized by all necessary action on the part of each of the Sellers. This Agreement has been duly executed and delivered on behalf of each of the Sellers and is a legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, subject to the Enforceability Exceptions.

3.5. No Conflict or Violation. Except as set forth on Schedule 3.5, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement by the Sellers (i) will violate or conflict with the Certificate of Incorporation or the By-Laws of any of the Sellers, (ii) will result in a breach of or default by any of the Sellers under any provision of any Assumed Contract or any other material contract or agreement of any kind to which it is a party or by which any of them are bound or to which any of their respective properties or assets is subject, (iii) will require the consent, authorization or approval of, or notice to, any Person to any contract or agreement to which any of the Sellers is a party or by which any of them are bound, (iv) is prohibited by, or requires any of the Sellers to obtain or make any consent, authorization, approval, registration or filing under, any Law of any Person, or (v) will result in the creation or imposition of any Lien upon, or give to any other Person any interest or right (including, without limitation, any right of termination or cancellation) in or with respect to, any of the Acquired Assets.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.6. Financial Statements.

(a) The Sellers have delivered to the Purchaser copies of the unaudited statements of income of the Business for the periods ended August 31, 2006 and 2007, and for the nine month period ended May 31, 2008 (collectively the “Financial Statements”).

(b) Each of the Financial Statements is complete and consistent with the books and records of the Business. Each of the Financial Statements has been prepared in accordance with GAAP, and presents fairly the results of operations of the Business at the dates and for the periods specified, subject to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice).

(c) The financial projections set forth on Schedule 3.6(c) have been prepared by the Sellers in good faith and with due care and are based on the assumptions set forth therein and are believed by the Sellers to reflect a reasonable estimate of the performance of the Business for the periods presented.

3.7. No Undisclosed Liabilities. Since July 16, 2008, Sellers have incurred no Liabilities or obligations of any kind, except for Liabilities or obligations incurred in the ordinary course of business consistent with past practice, none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement or violation of Law and none of which, individually or in the aggregate, could have a Material Adverse Effect.

3.8. Absence of Certain Changes. Except as set forth on Schedule 3.8, since July 16, 2008, the Sellers have conducted the Business only in the ordinary course consistent with past practice and has not, on behalf of, in connection with or relating to the Business or the Acquired Assets:

(a) entered into, amended or terminated any Material Contract (as defined in Section 3.12) or received any notice of termination of any Material Contract;

(b) sold, transferred, leased to others or otherwise disposed of any assets of the Business, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any material right;

(c) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

(d) made any change in its practices with respect to collection of receivables, payment of accounts payable or purchase and sale of inventory;

(e) made any capital expenditures or capital additions or improvements in excess of an aggregate of [*****];

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Acquired Assets;

(g) lost any material customer or material supplier or had any material order canceled or knows of any threatened cancellation of any material order;

(h) paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

(i) taken any action or omitted to take any action that could result in the occurrence of any of the foregoing.

3.9. Acquired Assets.

(a) The Sellers have good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, other than the Permitted Encumbrances. The Sellers have the right to convey, and upon the transfer of the Acquired Assets to the Purchaser at Closing, the Sellers will convey, good title and interest in and to the Acquired Assets, free and clear of all Liens, other than Permitted Encumbrances (subject to the Sellers’ obligation to pay any accrued taxes not yet due as of the Closing Date pursuant to Section 5.1(b)).

(b) There are no facts or conditions affecting the Acquired Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof by the Purchaser following the Closing in the same manner as currently used, occupied or operated by any of the Sellers. There are no existing agreements, options, commitments or rights granted by or on behalf of the Sellers to or in any Person to acquire any of the Acquired Assets or any interest therein.

(c) Except as may relate to the Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights used in or related to the Business and necessary to permit the Purchaser to carry on the Business following the Closing in substantially the same manner as conducted by the Sellers as of the date hereof.

3.10. Real Property.

(a) Except as set forth on Schedule 3.10(a), no real property owned of record or beneficially by any of the Sellers is used or held for use in the operation of the Business.

(b) Schedule 3.10(b) sets forth a true and complete list of all real property leased or subleased by the Sellers, licensed to the Sellers, or otherwise used or occupied by each of the Sellers for the operation of the Business (the “Leased Real Property”), together with a true and complete copy of all leases related thereto, including all amendments, including all amendments, terminations and modifications thereof (each, a “Lease”). With respect to each such Lease: (i) Shaw Facilities, Inc. has a valid interest or estate in such Lease, free and clear of all Liens, other than the Permitted Encumbrances; (ii) such Lease is in full force and effect, valid and enforceable against the Sellers, as applicable, in accordance with its terms, subject to

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

the Enforceability Exceptions; (iii) such Lease constitutes the entire agreement with respect to the subject Leased Real Property; (iv) the Sellers, as applicable, have not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) all facilities located on or comprising the Leased Real Property have received all material permits required in connection with the operation thereof and have been operated and maintained in accordance with all applicable Laws; (vi) all facilities located on or comprising the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities as such facilities have been operated prior to the date of this Agreement, including electricity, water, telephone, sanitary sewer, storm sewer and natural gas; (vii) the Sellers, as applicable, are not in receipt of any notice of default pursuant to such Lease, no rentals are past due and no condition exists that is or could be a material default by any party under such Lease or any default that permits the landlord thereunder to repossess the premises and (viii) upon written consent by the landlord thereunder, any sublease of such Lease that will be entered into in connection with this Agreement, will not result in a breach of or default by any of the Sellers.

3.11. Tax Matters. Except as set forth on Schedule 3.11, the Sellers have duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were (or are) due, for all such returns, reports and estimates which are required to be filed on or prior to the Closing Date. All Taxes shown as due and payable on such returns, reports and estimates have been (or will be) paid, and there is no current Liability for any Taxes due and payable in connection with any such returns. There are no existing Liens for Taxes upon, pending against or, to the knowledge of Sellers, threatened against any of the Acquired Assets. All applicable sales taxes, to the extent due, were paid by the Sellers when the Acquired Assets were acquired by the Sellers.

(a) With respect to the Business, the Sellers have (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Code or any prior provision of the Code and other applicable Laws.

(b) Each of the Sellers is a U.S. Person within the meaning of Code Section 7701(c)(30).

(c) Neither the Code nor any other provision of Law requires the Purchaser to withhold any portion of the Purchase Price.

3.12. Contracts.

(a) Schedule 3.12(a) lists the following contracts and other agreements, written or oral, to which the Sellers are a party and which relate to the Business (the “Material Contracts”):

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(i) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, pursuant to which the Sellers have prospective monetary obligations in excess of [*****] and all open purchase order commitments related to the Acquired Assets;

(ii) any agreement concerning a partnership or joint venture;

(iii) any agreement (or group of related agreements) under which the Sellers have created, incurred, assumed or guaranteed any Indebtedness or under which the Sellers have imposed a Lien on any of its assets, tangible or intangible;

(iv) any agreement concerning confidentiality or noncompetition;

(v) any agreement (A) for the employment of any individual on a full-time, part-time, consulting or other basis or (B) providing severance benefits; and

(vi) any sales representative, broker, distributor, advertising or similar agreement.

(b) Each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing in each case, subject to the Enforceability Exceptions. None of the Sellers, or to Sellers’ Knowledge, the applicable counterparty, is in default, violation or breach in any respect under any Material Contract, and to Sellers’ Knowledge, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any Material Contract. No Material Contract is subject to renegotiation by reason of an oral understanding or agreement. The Sellers have not received written or oral notice or have any knowledge that any party to any Material Contract intends to cancel, terminate or not renew such Material Contract, whether in connection with the transactions contemplated hereby or otherwise. The Sellers have delivered to the Purchaser true and complete copies of all Material Contracts.

3.13. Litigation or Proceedings.

(a) Except as set forth on Schedule 3.13(a), there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the knowledge of the Sellers, threatened or proposed in any manner against the Sellers regarding the Business or the Acquired Assets nor has there been any such action, suit, proceeding or investigation pending against any of the Sellers with respect to the Business during the [*****] period prior to the Closing Date. There are presently no outstanding judgments, decrees or orders of any court or any governmental body or authority against or affecting the Business or the Acquired Assets.

(b) There are no actions, suits, proceedings or investigations, either at Law or in equity, or before any commission or other administrative authority in any United States or

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

foreign jurisdiction, of any kind now pending or, to the knowledge of the Sellers, threatened or proposed in any manner, or any circumstances which could reasonably form the basis of any such action, suit, proceeding or investigation, involving any Seller or any of the properties or assets of the Business that (i) questions the validity of this Agreement, (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Sellers under this Agreement or (iii) could adversely affect the right of the Purchaser to own the Acquired Assets or to operate the Business.

3.14. Intellectual Property.

(a) Schedule 3.14(a) sets forth a complete and accurate list of all patents, patent applications and disclosures used solely in connection with the Business and Schedule 1.3(i) sets forth a complete and accurate list of all patents, patent applications and disclosures used or related to the Business on a non-exclusive basis. Each of the patents has been validly issued and is owned by the Sellers, and Sellers have the exclusive right to use all such patents in the Business.

(b) Schedule 3.14(b) sets forth a list of federally registered trademarks used solely in connection with the Business, and Schedule 3.14(b) sets forth a list of marks used solely in connection with the Business in which Sellers may have common law rights. Notwithstanding anything contained in this agreement to the contrary, Sellers make no representations or warranties with respect to past use of such trademarks and marks, Sellers’ ability to obtain registrations for such trademarks and marks, or Sellers’ ability to enforce any rights associated with such trademarks and marks.

(c) Schedule 3.14(c) sets forth a list of all copyrights used solely in connection with the Business. Sellers have not assigned such copyrights to any Person.

(d) In the operation of the Business, Sellers have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Person, and the Sellers have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including, without limitation, any claim that the Sellers must license or refrain from using any Intellectual Property rights of any Person), except as disclosed on Schedule 3.14(d). To the knowledge of the Sellers, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Sellers, except as disclosed on Schedule 3.14(d).

(e) Except as otherwise stated in Section 3.14(b) above, the Sellers own or have the right to use pursuant to a license all Intellectual Property necessary or used in the operation of the Business as presently conducted, and each item of Intellectual Property included among the Acquired Assets will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

(f) The Sellers own all software listed on Schedule 1.2(i). Each item of such software will be owned by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.15. Compliance with Laws. The Business has complied with and is presently in compliance with all Laws applicable to the Business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the operation of the Business. Schedule 3.15 lists all material licenses, franchises, permits and other governmental authorizations used by Sellers in the conduct of the Business, and the Sellers are in compliance with all such licenses, franchises, permits and other governmental authorizations, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on the operation of the Business. Such licenses, franchises, permits and other governmental authorizations are valid, and none of the Sellers have received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Sellers hold all licenses, franchises, permits and other governmental authorizations necessary to the conduct of the Business. All products sold and services provided in connection with the Business comply with all Laws applicable to the Business in all material respects.

3.16. Environmental Matters.

(a) The operations of the Sellers relating to the Business and Acquired Assets are in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, and the Sellers have been and are currently in compliance with all such permits, licenses and authorizations in all material respects. The Sellers have had no communication from or with any governmental authority or other Person alleging violations of any Environmental Laws. The Sellers do not have any Liability, arising from or relating to the Business and Acquired Assets, under applicable Environmental Laws in any material respect.

(b) The Sellers have not (A) received any written or oral request for information in connection with any federal or state environmental cleanup site arising from or relating to the Business or Acquired Assets or (B) undertaken (or been requested to undertake) any response or remedial actions or cleanup action of any kind arising from or relating to the Business or the Acquired Assets at the request of any governmental authority, or at the request of any other Person.

(c) (i) The Sellers have not received (i) any environmental audits, assessments, or occupational health studies with respect to the Business or the Acquired Assets within the past [*******], (ii) citations issued with respect to the Business or the Acquired Assets within the past [*******] under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (iii) any notice of any claims, liabilities, litigation, notices of violation, administrative proceedings, whether pending or threatened, or Orders issued with respect to the Business within the past [*******] under applicable Environmental Laws.

3.17. Employee Benefits Matters.

(a) Schedule 3.17(a) identifies each Employee Benefit Plan related to the Business.

(b) Schedule 3.17(b) lists as of the date of this Agreement the names of the

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

employees of the Sellers related to the Business who are absent from active work because of disability or other leave, the nature of such leave (e.g., short-term or long-term disability), and the expected length of the leave.

(c) Intentionally omitted.

(d) No Employee Benefit Plan related to the Business, nor any plan of an ERISA Affiliate, is a “multiemployer pension plan” as defined in Section 3(37) of ERISA. No Employee Benefit Plan related to the Business is a plan described in Section 4063(a) of ERISA.

3.18. Certain Transactions. Except as set forth on Schedule 3.18, no officer, director, employee or affiliate of any of the Sellers (including, without limitation, any relatives of the foregoing Persons) transacts any business, either directly or indirectly, with the Business nor owns or has any interest, directly or indirectly, in whole or in part, in any Acquired Asset. None of the Sellers or any director, officer, agent, employee or other Person associated with or acting on behalf of any of the Sellers has paid or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.19. Accounting Practices. The Sellers make and keep accurate books and records reflecting the assets and Liabilities of the Sellers and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Sellers and to maintain accountability for the assets and Liabilities of the Sellers, and (iii) the reported accountability of the assets and Liabilities of the Sellers is compared with existing assets and Liabilities at reasonable intervals.

3.20. Insurance. The Acquired Assets are insured to such amounts and have coverages set forth on Schedule 3.20. Each insurance policy held by Sellers related to the Acquired Assets is valid and binding and in full force and effect.

3.21. Product and Service Warranties. Except as set forth on Schedule 3.21, (i) there is no unexpired, expressed product warranty with respect to any services or product manufactured or sold in connection with the Business; (ii) none of the Sellers have received any notice of any claim based on any expressed product warranty or service warranty; and (iii) none of the Sellers know or have any reasonable grounds to know of any claim (actual or threatened) based on any product warranty or service warranty relating to the Business.

3.22. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by the Sellers directly with the Purchaser and without the intervention of any other Person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

3.23. Suppliers and Projects.

(a) Schedule 3.23(a) sets forth a complete and accurate list of all customer Projects and suppliers of the Business (“Suppliers”) during the past [*****]. To Sellers’ Knowledge, the Sellers are not aware that any Project customer (i) has reduced or will reduce

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

its purchase of the products, goods or services of any of the Sellers, or (ii) has sought or is seeking to reduce the price it pays any of the Sellers for such products, goods or services. To Sellers’ Knowledge, no Project customer has otherwise threatened to take any of the actions described in this Section 3.23(a) as a result of the transactions contemplated by this Agreement. To Sellers’ Knowledge, the Sellers are not aware that any Supplier has ceased or will cease to supply or has reduced or will reduce the supply of products, goods or services to any of the Sellers, nor have any of the Sellers agreed in writing, or to Sellers’ Knowledge, orally, to a material increase in the price of the products, goods or services of any such Supplier. There has been no other adverse change in the relationship between the any of the Sellers and any of the Project customers or Suppliers.

(b) The Sellers are not aware of any supply chains that were available to the Sellers in the operation of the Business that will not be available to the Purchaser following the Closing in connection with the Purchaser’s operation of the Business in substantially the same manner, terms and conditions as conducted by the Sellers as of the date hereof.

3.24. Employment Matters.

(a) Schedule 3.24(a) lists the name, title and current annual salary or wage rates of each person actively employed by the Business, on approved leave of absence or sick leave or absent from active employment by reason of disability, workers’ compensation or layoff.

(b) With respect to the employees of the Sellers related to the Business, except as set forth on Schedule 3.24(b), (i) none of the Sellers is a party to any collective bargaining agreement; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Sellers, threatened against any of the Sellers; (iii) there is no labor strike, slowdown, work stoppage, or lockout in effect or, to the knowledge of the Sellers, threatened against any of the Sellers; and (iv) no action, suit or complaint, by or before any court, governmental, or administrative agency or commission brought by or on behalf of any employees of the Sellers related to the Business, former employee, retiree or labor organization is pending or, to the knowledge of the Sellers, threatened.

3.25. Full Disclosure. This Agreement and the Schedules, Exhibits, Financial Statements and other documents and certificates furnished or to be furnished by or on behalf of the Sellers to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact by the Sellers and do not and will not omit to state a material fact necessary to make the statements made herein or therein by the Sellers, under the circumstances under which they were made, not misleading in any material respect.

3.26. No Other Representations or Warranties. Except as specifically and expressly set forth in this Article III, (i) the Sellers make no representation or warranty, express or implied, relating to Sellers, the Acquired Assets or the Business, including, without limitation, any representation or warranty as to value, merchantability, fitness for a particular purpose or for ordinary purposes, or any other matter, (ii) the Sellers make no, and hereby disclaims any, other representations or warranties regarding the Acquired Assets or the

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Business, and (iii) each tangible Acquired Asset shall be conveyed to Purchaser on an “as is, where is” basis as of the Closing (provided however that this Section 3.26 will not operate as a waiver of Purchaser’s right to seek indemnification for Losses arising out of any fraud, deceit, willful misconduct or intentional misrepresentation).

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

4.1. Corporate Organization. The Purchaser is a duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted.

4.2. Authorization of Agreement; No Violation. The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered by the Purchaser pursuant to the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered on behalf of the Purchaser and is a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. Neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with any provision of the Certificate of Incorporation or the Bylaws of the Purchaser or (ii) will result in any breach of or default by the Purchaser under any provision of any contract or agreement of any kind to which the Purchaser is a party or by which the Purchaser is bound or to which the properties or assets of the Purchaser are subject.

4.3. Litigation. Except as set forth on Schedule 4.3, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the knowledge of the Purchaser, threatened or proposed in any manner, or any circumstances which could reasonably be expected to form the basis of any such action, suit, proceeding or investigation, involving the Purchaser or any of its properties or assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Purchaser under this Agreement.

4.4. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser directly with the Sellers and without the intervention of any other Person and in such manner as not to give rise to any valid claim against any of the parties for a finder’s fee, brokerage commission or like payment.

4.5. Financing. The Purchaser has the financial resources necessary to consummate the transaction contemplated by and perform its obligations under this Agreement, including but not limited to the ability to pay the Purchase Price.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

V. COVENANTS AND OTHER AGREEMENTS

5.1. Tax Matters.

(a) Cooperation. The Sellers shall cooperate with the Purchaser and take all actions required to obtain all conditional tax clearances, tax clearance certificates and similar documents related to the Acquired Assets. Except as otherwise set forth in this Agreement, each Party shall make all filings and deliver all notices required by any employment security, taxing or other governmental authority for which such Party is primarily responsible under applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. To the extent any Party that is primarily responsible under applicable Laws fails to make such filings and deliver such notices, such responsible Party shall indemnify the other Party for all Losses related to such failure.

(b) Taxes. Notwithstanding any other provision of this Agreement, the Sellers, jointly and severally, shall be liable and indemnify the Purchaser for all Taxes (other than personal property Taxes) attributable to the ownership of the Acquired Assets or the operation of the Business for all taxable periods (or portions thereof) ending on or before the Closing Date, and the Purchaser shall be liable and indemnify the Sellers for all Taxes (other than personal property Taxes) attributable to the ownership of the Acquired Assets or the operation of the Business for all taxable periods (or portions thereof) ending after the Closing Date. All Taxes which are personal property Taxes that relate to periods ending on or before December 31, 2008 shall be paid by Sellers, and all Taxes which are personal property Taxes that relate to periods ending after December 31, 2008 shall be paid by the Purchaser. If the Purchaser makes a payment of Taxes for which the Sellers are responsible under this Section 5.1(b), the Purchaser shall be entitled to prompt reimbursement from the Sellers upon presentation to the Sellers of evidence of such payment.

(c) Transfer Taxes. The Sellers and the Purchaser shall be liable for and pay one-half of and indemnify the other party for its share of all transfer, sales, use, stamp, recording and other similar taxes and fees, including, but not limited to, any penalties and interest, arising out of or in connection with the transfer of the Acquired Assets to the Purchaser (the “Transfer Taxes”). Each of the Sellers and the Purchaser shall cooperate to take all actions required to file all necessary documentation and returns with respect to Transfer Taxes required by Law to be filed. For the avoidance of doubt, no Party shall be liable for any income, franchise, occupational or other similar Taxes imposed against the other Party under applicable Laws.

5.2. Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called “bulk transfer” Law of any jurisdiction in connection with the sale of the Acquired Assets to the Purchaser. In accordance with the terms of Section 6.2, the Sellers agree to indemnify and hold harmless the Purchaser from and against any and all Losses (as defined in Section 6.2) that may be asserted by third parties against the Purchaser as a result of noncompliance with any such bulk transfer Law.

5.3. Non-Competition; Non-Solicitation.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(a) Prior to the [****************] of the Closing Date, the Sellers shall not, directly or indirectly, through any affiliate thereof (i) engage in, carry on, participate in or have any interest in, whether alone or in conjunction with any Person, or as a holder of an equity or debt interest of any Person, or as a principal, agent or otherwise, including, entering into a joint venture, alliance or other agreement with any Person, any business competing with the Business as conducted on the Closing Date by the Sellers in [*********************]; (ii) assist others in engaging in any business competing with the Business in any manner described in the foregoing clause (i); or (iii) induce any supplier, customer or other Person doing business with Purchaser to terminate its relationship with Purchaser (collectively, the “Competing Services”).

(b) Nothing in this Section 5.3 shall be deemed to prohibit Sellers or any of their affiliates from doing any of the following:

(i) owning, directly or indirectly, less than [******] of any class of equity securities or equivalent equity ownership interests issued by a publicly-traded Person directly or indirectly engaged in any Competing Services;

(ii) owning, directly or indirectly, any class of equity securities or equivalent equity ownership interests in [**************];

(iii) acquiring a business (whether by purchase, merger or other combination) within [********] after the Closing Date, a component of which is engaged in any Competing Services, and operating such Competing Services, so long as Sellers or their affiliate dispose of the Competing Services component of such business or ceases to operate such Competing Services component of such business within [*********] following the date of such acquisition (or such longer period required to obtain any approvals or consents that may be required by applicable Laws);

(iv) completing any contracts which constitute a part of the Excluded Assets;

(v) performing Sellers’ obligations under this Agreement or any other agreement executed in connection herewith;

(vi) allowing employees of Sellers or their affiliates to speak at professional association seminars, trade shows or the like;

(vii) providing Competing Services to Persons that are ancillary to other services provided by Sellers or any of their affiliates (the “Ancillary Competing Services”); provided that, the Sellers and their affiliates may not provide such Ancillary Competing Services directly to any Persons; provided further, that the Sellers and their affiliates shall have the right to subcontract such Ancillary Competing Services to another Person (other than any such Seller or any of their affiliates);

(viii) allowing any affiliate of Sellers to provide training to its employees;

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ix) allowing Shaw Capital, Inc. to manage or advise (either on a standalone basis or in conjunction with one or more entities) private equity, venture capital, publicly traded, or privately held funds that may be engaged in or engage in any Competing Services, or allowing The Shaw Group Inc. or its affiliates to own no more than one quarter of such funds;

The parties acknowledge that the Purchaser is a potential supplier of Ancillary Competing Services and that the Sellers and their affiliates are required to subcontract to another Person pursuant to Section 5.3(b)(vii) above. From time to time prior to the [**************] of the Closing Date, Shaw E&I agrees to make introductions to key personnel of the Sellers and their affiliates that may require Ancillary Competing Services and to reasonably assist the Purchaser in the Purchaser’s efforts to supply such Ancillary Competing Services to the Sellers and their affiliates.

(c) Anything contained herein to the contrary notwithstanding, in no event shall the restrictions set forth in this Section 5.3 be deemed to restrict or be applicable to any Person that is not an affiliate of any of the Sellers who acquires (by merger or otherwise) substantially all of the stock or assets of The Shaw Group Inc. and/or its subsidiaries; provided, however, that if following such acquisition, to the extent and only for so long as such Person does not integrate The Shaw Group Inc. into its businesses and continues to operate The Shaw Group Inc. and its subsidiaries as a separate and distinct business in all material respects, then the restrictions set forth in Section 5.3 shall continue to apply to The Shaw Group Inc. and its subsidiaries but shall not impair or restrict the acquiring Person or its other affiliates.

(d) Prior to the [**************] of the Closing Date, the Sellers shall not solicit for employment any Designated Employee (as such term is defined below in Section 5.5) that remains an employee of Purchaser at the time of or within the [**************] prior to such solicitation by the Sellers or any of their affiliates. Notwithstanding anything to the contrary in this Agreement, the covenants contained this clause (d) will not be deemed to have been breached as to any such person who responds to a public solicitation of employees in a newspaper, trade magazine or similar publication that is not addressed specifically to any Designated Employee.

(e) The Sellers acknowledge that the restrictions, prohibitions and other provisions of this Section 5.3 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Purchaser, and are a material inducement to Purchaser to enter into the transactions contemplated by this Agreement.

(f) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.3 shall be enforced to the fullest extent permissible under applicable Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 5.3 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete or modify (including to limit or reduce its duration, geographical scope, activity or subject) the portion adjudicated to be invalid or unenforceable, such deletion or modification to apply only with respect to the

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

operation of such provision of this Section 5.3 in the particular jurisdiction in which such adjudication is made and to be made only to the extent necessary to cause the provision as amended to be valid and enforceable.

(g) The Sellers acknowledge and understand that the provisions of this Section 5.3 are of a special and unique nature, the loss of which cannot be accurately compensated for in damages by an action at law and that the breach of the provisions of this Section 5.3 would cause Purchaser irreparable harm. In the event of a breach or threatened breach by the Sellers or any of their affiliates of the provisions of this Section 5.3, Purchaser shall be entitled to seek an injunction restraining it from such breach. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing any other remedies available for any breach or threatened breach of this Section 5.3, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such a remedy.

5.4. Transition. The Sellers shall use their commercially reasonable efforts not to take any action that has the effect of discouraging any Customer or Supplier or other business associate of the Sellers related to the Business from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Sellers prior to the Closing.

5.5. Employee Matters.

(a) Attached as Schedule 5.5 is a list of employees of the Sellers related to the Business to whom the Purchaser has extended an offer of employment (the “Designated Employees”). The Sellers give their full authorization and consent for the Purchaser to make such offers and, following the Closing Date, to hire any such Designated Employees. The Sellers agree that the Designated Employees will be and remain the employees of the Sellers for the period commencing on the Closing Date and ending on December 31, 2008, subject to the terms and conditions of the Seconding Agreement. The Sellers shall be responsible for any employees of the Sellers (other than Designated Employees who accept employment with the Purchaser following the Closing Date).

(b) The Sellers covenant and agree to comply, if applicable, with all requirements specified under the Worker Adjustment and Retraining Notification Act of 1988 or any similar or successor federal, state or local Law, including, but not limited to, the provision of appropriate notice to affected employees.

(c) This Agreement (including the provisions of this Section 5.5) is a covenant between the Purchaser and the Sellers and shall not, in any manner, create any contractual right of employment for any employee of the Sellers.

5.6. Notice of Developments. The Sellers and the Purchaser shall give prompt written notice to each other of any development causing a breach of any of their respective representations and warranties contained in this Agreement, and of any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

to amend or supplement the schedule referred to in such representation or warranty or to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7. Preparation of Financial Statements. The Sellers shall make [**************] of the Sellers available to prepare and deliver to the Purchaser (a) copies of unaudited balance sheets and related statements of income, retained earnings and cash flow of the Business for the fiscal periods ended August 31, 2007 and 2008, and (b) the related foot notes to the financial statements described in clause (a) above (collectively, the “Unaudited Statements”). Sellers shall use commercially reasonable efforts to complete and deliver the items listed in clause (a) above within thirty (30) days after the Closing, and the items listed in clause (b) above within forty-five (45) days after the Closing. With respect to the Unaudited Statements, the Sellers represent and warrant to Purchaser as follows: (i) Sellers will prepare each of the Unaudited Statements in accordance with GAAP, and (ii) the Unaudited Statements will present fairly in all material respects the financial condition, results of operations and cash flows of the Business at the dates and for the periods specified. Except as specifically and expressly set forth in this Section 5.7, Sellers make no other representation or warranty, express or implied, relating to the Unaudited Statements. Without limiting the generality of the foregoing sentence, the Parties acknowledge that the Sellers will not be required to certify that the Unaudited Statements are auditable; provided however that Sellers agree to reasonably cooperate with the Purchaser and its accountants at Purchaser’s reasonable request to facilitate Purchaser’s audit of such Unaudited Statements and the Acquired Assets. [**************]

5.8. Excluded Intellectual Property. Sellers hereby grant to Purchaser a perpetual non-exclusive royalty free license in (i) the Intellectual Property listed on Schedule 1.3(i) and (ii) all of the other Excluded Intellectual Property existing as of the Closing Date, but only to the extent such other Excluded Intellectual Property in this clause (ii) is related to the Business prior to the Closing Date.

5.9. Subcontracting Arrangements. The Purchaser and each of the Sellers agree to use reasonable efforts in good faith after the Closing Date to agree to the terms and conditions of subcontracting arrangement with respect to the ESTCP NDMA project (as described more fully in Attachment 5.9(a) attached hereto) and the proposal submitted to Veolia ES Technical Solutions LLC by Shaw Environmental (also referred to as Onyx project) for a Fluidized Bed Reactor System (as described more fully in Attachment 5.9(b) attached hereto), and subject to the parties entering into such definitive documentation providing for such arrangement, Sellers will subcontract to Purchaser, and Purchaser will subcontract from Sellers, all or substantially all of Sellers’ obligations and rights under such projects.

5.10. Further Assurances. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII).

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.11. Conflicts with Customer Consents. The Parties acknowledge that there are certain conflicts between this Agreement and certain customer consents executed by Purchaser, Sellers and the appropriate customer(s) (the “Customer Consents”). To the extent any conflict exists between this Agreement and any Customer Consent, then the terms of this Agreement shall control.

VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1. Survival of Representations and Warranties. All representations, warranties and agreements made by the Sellers or the Purchaser in this Agreement or pursuant hereto shall survive for [**************] after the Closing Date, except (i) with respect to the representations and warranties made by the Sellers pursuant to [**************], which shall survive [**********], and (ii) with respect to the representations and warranties made by the Sellers pursuant to [**************], which shall survive [**************] imposed by any applicable Law [**************]; provided, that such termination shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of any such period. [**************]

6.2. Indemnification.

(a) By the Sellers. The Sellers, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Purchaser and each of its affiliates, directors, officers, agents and employees, from and against, and pay or reimburse promptly the Purchaser for, any and all claims, Liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies, orders, directives or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys and accountants fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i) any Excluded Liability;

(ii) any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of any Seller set forth in this Agreement or in any document or certificate delivered by any Seller in connection with this Agreement; and

(iii) nonfulfillment of any covenant, agreement or other obligation of any Seller set forth in this Agreement or in any document or certificate delivered by any Seller in connection with this Agreement.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) By the Purchaser. The Purchaser will indemnify and hold harmless the Sellers against and in respect of:

(i) any Assumed Liability;

(ii) any inaccuracy in or breach of, or, with respect to a third-party claim, any alleged breach or inaccuracy of, any representation or warranty of the Purchaser set forth in this Agreement or in any document or certificate delivered by the Purchaser in connection with this Agreement; and

(iii) nonfulfillment of any covenant, agreement or other obligation of the Purchaser set forth in this Agreement or in any document or certificate delivered by the Purchaser in connection with this Agreement.

(c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, that (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in writing, (ii) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense and (iv) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to the entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s tax Liability or the ability of the Purchaser to conduct its business (including relationships with customers, suppliers or other parties with whom the Sellers conduct business in connection with the operation of the Business), or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, that if the Indemnified Party does so take over and assume

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

6.3. Limitations on Indemnification Obligations.

(a) The Purchaser’s right to make indemnification claims for any Losses under [*************] shall be subject to the following limitations and conditions:

(i) no claim shall be made [**************] unless, and only to the extent that, the cumulative amount of Losses incurred by the Purchaser exceeds [**************];

(ii) the Sellers shall have no obligation to indemnify the Purchaser with respect to Losses arising under [**************] in excess of the aggregate amount equal to [**************], except for Losses arising out of any fraud, deceit, willful misconduct or intentional misrepresentation.

(b) Intentionally omitted.

(c) In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Purchaser is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Purchaser or the Sellers in respect of such Losses (which proceeds and recoveries the Purchaser and the Sellers agree to use commercially reasonable efforts to obtain). If an indemnification payment is received by the Purchaser, and the Purchaser later receives insurance proceeds or other third party recoveries in respect of the related Damages, the Purchaser shall immediately pay to the Sellers a sum equal to the lesser of (y) the actual amount of such insurance proceeds and other third party recoveries or (z) the actual amount of the indemnification payment previously paid from the Indemnity Escrow Amount with respect to such Losses. The Purchaser shall use commercially reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.

6.4. Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their tax returns accordingly.

6.5. Exclusive Remedies. Following the Closing, the parties acknowledge and agree that the indemnification provisions of Sections this Article VI shall be the sole and exclusive remedies of the parties for any breach of the representations, warranties, covenants or agreements herein or in any certificates, instruments and agreements delivered pursuant to this

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Agreement; provided, however, that the provisions of this Section 6.5 shall not apply in the case of fraud, deceit, willful misconduct, or intentional misrepresentations or to any rights to or claims for equitable remedies (including but not limited to injunctive relief or specific performance).

VII. DEFINITIONS

7.1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Bioreactors” shall mean:

(a) fluidized bed bioreactors (as such term is generally accepted in the water and waste water treatment industry as of the Closing Date);

(b) membrane bioreactors (as such term is generally accepted in the water and waste water treatment industry as of the Closing Date);

(c) suspended carrier reactors (as such term is generally accepted in the water and waste water treatment industry as of the Closing Date), which are also known generically as moving bed biofilm reactors or integrated fixed-film activated sludge reactors;

(d) biofilters of a configuration which utilizes microorganisms as fixed films attached to lava rock, ceramic balls, wood chips, compost or other similar material to target the removal of contaminants in air streams; and

(e) biotowers (also known as biotrickling filters) of a configuration which utilizes microorganisms as fixed films attached to polyurethane foam, polypropylene or polyethylene foams, sponges or extruded shapes (i.e., “dumped” media), or other similar plastic structured or “dumped” media to target the removal of contaminants in air streams.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, change of control, retention, performance, holiday pay, vacation pay, paid time off, fringe benefit, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case, that the Sellers maintain, or to which the Sellers contribute, or under which the Sellers have or may have any Liability.

“Enforceability Exceptions” means as enforceability of any contract, lease or other agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance Laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at Law.

“Environmental Laws” shall mean any applicable federal, state or local statute, law, regulation, rule, standard, judgment, order, consent decree, environmental permit or other legal requirement or common law, at any time in force or effect, pertaining to (i) the protection of health, safety or the environment, (ii) the conservation, management, or use of natural resources or wildlife, (iii) the management, use, generation, transportation, shipment, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials, (iv) the regulation of storage tanks, or otherwise relating to pollution (including any release to air, land, surface water, and groundwater). Environmental Laws shall include, without limitation, any of the following statutes, or analogous state statutes, or any implementing regulations: CERCLA, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, and the Toxic Substances Control Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, which, together with the Sellers, is treated as a single employer under Section 414(b) or (c) of the Code.

“GAAP” shall mean generally accepted accounting principles, as in effect in the United States on the date of this Agreement consistently applied in accordance with the past practice of the Sellers.

“Hazardous Material” means (i) all substances, wastes, pollutants, contaminants and materials (collectively, “Substances”) regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (ii) all Substances with respect to which any governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls (“PCBs”).

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Intellectual Property” shall mean:

(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;

(b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(c) all copyrights, and copyrightable works and all applications, registrations and renewals in connection therewith;

(d) all mask works and all applications, registrations and renewals in connection therewith;

(e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(h) all other proprietary rights; and

(i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge,” “known,” “aware” or words of similar import used in this Agreement shall mean (i) with respect to the Purchaser, the actual knowledge of the Purchaser or the imputed or constructive knowledge of the Purchaser assuming reasonable inquiry had been made regarding the relevant matter, and (ii) with respect to a Seller, the actual knowledge of such Seller or imputed or constructive knowledge of such Seller assuming reasonable inquiry had been made by employees of Sellers regarding the relevant matter taking into account the responsibility of each individual within such Seller.

“Law” shall mean any federal, state, regional, local or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction or decree.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including, without limitation, any buy-sell agreement or right of first refusal or offer),

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

forfeiture, penalty, license, equity or other right of another Person of any nature or description whatsoever.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, condition (financial or otherwise), properties, assets or Liabilities of the Business, which shall include any consequence of any event, occurrence, fact, condition, change or effect that exceeds [*******].

“Orders” shall mean agreements, approvals, consents, injunctions, judgments, awards, decisions, writs, orders or decrees with any governmental authority.

“Permitted Encumbrances” shall mean (a) any mechanic’s, materialmen’s or similar statutory Liens incurred in the ordinary course of business for monies not yet due and (b) Liens for taxes not yet due.

“Person” or “person” shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other legal entity or a government or governmental entity.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

“Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax Law or assessed, charged or imposed by any governmental authority, domestic or foreign, other than Transfer Taxes, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged.

VIII. OTHER PROVISIONS

8.1. Expenses. The Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

8.2. Press Releases and Announcements. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by any Party without such Party having consulted with and obtained the consent of the other Party, which consent shall not be unreasonably withheld; provided, however, to the extent

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

a press release or other public statement is required to be made by applicable Law or a regulatory authority, the disclosing Party is not required obtain the consent of the other Party to the extent of such required disclosures and only needs to provide notice of such statement required to be made.

8.3. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

8.4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable, express courier service (charges prepaid) or three (3) business days after the date when mailed to the recipient by certified or registered mail return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Sellers and the Purchaser at the addresses indicated below:

if to the Purchaser, to:

Basin Water, Inc. 9302 Pittsburgh Avenue, Suite 210 Rancho Cucamonga, CA 91730
Attention:	Scott B. Hamilton, Esq. General Counsel
Phone: (909) 481-6800
Fax: (909) 204-4798

with a copy to:

Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601-9703
Attention:	Michelle Speller-Thurman, Esq.
Phone: (312) 558-7694 Fax: (312) 558-5700

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

if to the Sellers, to:

Shaw Environmental & Infrastructure, Inc. c/o The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: General Counsel

with a copy to:

Hays M. Alexander, Esq.
Kean, Miller, Hawthorne, D’Amond,
McCowan & Jarman, L.L.P.
P.O. Box 3513
Baton Rouge, LA 70821-3513
Fax Number: (225) 215-4199
Email Address: Hays.Alexander@keanmiller.com

or to such other address or to the attention of such other Party as the recipient Party has specified by prior written notice to the sending Party.

8.5. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), when executed and delivered, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

8.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

8.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCLUDING THE “CONFLICT OF LAWS” RULES THEREOF.

8.9. [INTENTIONALLY OMITTED].

8.10. Waivers. Except for third party claims with respect to which either Party is obligated to indemnify under Article VI, the Parties agree that neither Party shall be liable to the other for indirect, consequential, punitive, special or similar damages.

8.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.12. Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto; provided, that the Purchaser may assign this Agreement or any part thereof to any subsidiary or affiliate of the Purchaser.

8.13. No Third Party Beneficiaries. Except as provided in Article VI with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

8.14. Amendment; Waivers; Remedies. No amendment or modification of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. Without limiting the generality of the foregoing, each of the Sellers and the Purchaser acknowledge that, as of the Closing Date, such Party has no actual knowledge of any inaccuracy or breach of any representation, warranty, covenant or agreement of the other Party under this Agreement.

8.15. Confidentiality

(a) As used in this Agreement, the term “Confidential Information” means any and all information disclosed by the parties to each other during the negotiation and implementation of this Agreement and the transactions contemplated herein including information concerning the Business and Acquired Assets, and other information which was not known to the non disclosing Party prior to the disclosure by the disclosing Party (including extracts from or copies of any such information), but does not include (i) information known by a Party at the time the information was received by it, (ii) information which is or becomes publicly known (other than as a result of disclosure in violation of this Agreement), (iii)

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

information given to a by a person who does not have a duty to another Party to keep such information confidential and (iv) information developed independently by a Party and without reference to or use of the Confidential Information.

(b) Each Party agrees to keep confidential and not disclose the Confidential Information, except as expressly permitted by this Agreement (provided however the provisions of this Section 8.15 shall not apply to the Purchaser with respect to the Business and the Acquired Assets). Each Party agrees to use the Confidential Information solely for the purpose contemplated by this Agreement, and only to disclose the Confidential Information to its representatives and employees on a need-to-know basis in connection with the transactions contemplated herein, and then only upon receiving agreement of such representatives to keep such information confidential.

(c) Any Party may disclose Confidential Information as required by applicable Law or a regulatory authority; provided, that in any such case, such disclosing Party shall use commercially reasonable efforts to notify the non-disclosing Party prior to such required disclosure; provided further that such disclosing Party shall not be liable to the non-disclosing Party for the failure of such disclosing Party to provide such notice.

[signature page follows]

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BASIN WATER, INC.

By:	/s/ W. Christopher Chisholm
Name:	W. Christopher Chisholm
Title:	Vice President & CFO

SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.

By:	/s/ Malcolm D. Jarrell
Name:	Malcolm D. Jarrell
Title:	Sr. V.P. Technology & Ventures

SHAW ENVIRONMENTAL, INC.

By:	/s/ Malcolm D. Jarrell
Name:	Malcolm D. Jarrell
Title:	Sr. V.P. Technology & Ventures

ENVIROGEN, INC.

By:	/s/ Malcolm D. Jarrell
Name:	Malcolm D. Jarrell
Title:	Sr. V.P. Technology & Ventures